Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the use of our report dated February 20, 2015 with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2014 and 2013, and the related consolidated comprehensive statements of earnings, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Oklahoma City, Oklahoma

May 29, 2015